Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2019 Third Quarter

•	Third quarter revenue grows 5% as reported and 7% on a constant currency organic basis

•	As reported earnings per diluted share of $0.56 reflect restructuring charge of approximately $35 million

•	Adjusted earnings per diluted share increase 13% to $1.26

DERBY, U.K. - (February 11, 2019) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2019 third quarter ended December 31, 2018. Revenue as reported for the quarter increased 5% to $696.2 million compared with $661.9 million in the third quarter of fiscal 2018, with growth across all segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 7% for the third quarter of fiscal 2019.

“We are very pleased with our progress this year, and we continue to see strong demand from the Customers we serve,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We look forward to closing another record year in fiscal 2019 with approximately 6% constant currency organic revenue growth and double-digit adjusted EPS improvement.”

As reported, net income for the third quarter was $47.9 million, or $0.56 per diluted share, compared with net income of $94.8 million, or $1.11 per diluted share in the third quarter of fiscal 2018. Third quarter fiscal 2019 earnings were negatively impacted by approximately $35.2 million in restructuring expenses. During the quarter, the Company announced a restructuring plan which included the closure of two manufacturing facilities as well as other actions including product rationalization. In addition, during the third quarter the Company adopted a branding strategy that included phasing out the usage of a tradename associated with certain products in the Healthcare Products segment, which reduced earnings by approximately $16.2 million. Adjusted net income (see Non-GAAP Financial Measures) for the third quarter of fiscal 2019 was $107.2 million, or $1.26 per diluted share, compared with adjusted net income for the previous year’s third quarter of $96.3 million or $1.12 per diluted share.

Segment Results

Healthcare Products revenue as reported grew 4% in the quarter to $338.3 million compared with $324.9 million in the third quarter of fiscal 2018, driven by 7% growth in capital equipment revenue and 4% growth in service revenue during the quarter. Consumable revenue increased 1% in the third quarter, with growth limited by divestitures. Constant currency organic revenue growth for Healthcare Products was 7% during the quarter. Healthcare Products operating income was $82.8 million compared with $81.5 million in last year’s third quarter. The increase in profitability was primarily due to the increased volume and favorable currency offset by the timing of operating expenses.

Healthcare Specialty Services as reported revenue grew 9% in the quarter to $127.8 million compared with $117.4 million in the third quarter of fiscal 2018. Constant currency organic revenue growth was 10%. Healthcare Specialty Services operating income was $16.0 million compared with $13.7 million in last year’s third quarter, as the business leveraged the investments made over the last several quarters, particularly in the United States.

Fiscal 2019 third quarter revenue for Applied Sterilization Technologies increased 6% as reported to $136.8 million compared with $128.7 million in the same period last year. Constant currency organic revenue increased 8%, primarily driven by increased volume from the segment’s core medical device Customers. Segment operating income increased to $54.8 million in the third quarter of fiscal 2019 compared with operating income of $48.2 million in the same period last year, due primarily to the revenue growth.

Life Sciences third quarter revenue as reported grew 3% to $93.5 million compared with $90.9 million in the third quarter of fiscal 2018, driven by 9% growth in consumables and 5% growth in service revenue. Capital equipment revenue declined 8% in the third quarter compared with a strong quarter in the prior year. Constant currency organic revenue grew 4% in the quarter. Operating income was $33.1 million compared with $31.2 million in the prior year’s third quarter, driven by volume and favorable mix.

Cash Flow

Net cash provided by operations for the first nine months of fiscal 2019 was $360.6 million, compared with $327.9 million in the first nine months of fiscal 2018. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2019 was $252.9 million compared with $216.4 million in the prior year period. The improvement in free cash flow is primarily due to the improved cash from operations.

Fiscal 2019 Outlook

The Company is maintaining its full year expectations for as reported revenue growth of approximately 5%, even though the impact of currency and divestitures has increased to approximately $35 million, with the impact of divestitures being about $25 million, and about $10 million of negative impact from currency based on the forward rates as of December 31, 2018. In addition, constant currency organic revenue growth is now expected to be approximately 6% for the full fiscal year 2019 reflecting the strong performance to date and expectations for the fourth quarter. Adjusted earnings per diluted share continue to be expected in the range of $4.74 - $4.84.

Free cash flow for fiscal 2019 is now expected to be approximately $330 million, and capital spending is anticipated to be approximately $180 million.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.34 per share. The dividend is payable March 21, 2019 to shareholders of record at the close of business on February 27, 2019.

Ireland Redomiciliation

As previously disclosed, the Company intends to redomicile from the United Kingdom to Ireland prior to the end of March 2019. The redomiciliation is subject to shareholder and U.K. Court approval. As described in the Joint Definitive Proxy Statement and Prospectus filed on January 31, 2019, a Court Meeting and a General Meeting of the shareholders of STERIS plc will be held on February 28, 2019. STERIS’s Board of Directors has determined that all proposals to be voted upon at the shareholder meetings are in the best interests of the Company and its shareholders and unanimously recommends that shareholders vote “for” approval of the Scheme and other proposals at the shareholder meetings.

All shareholder votes on the proposals are important. Whether or not shareholders plan to attend the Court Meeting and the General Meeting of shareholders, please vote as promptly as possible. Details of how and when votes must be submitted are described in the joint definitive proxy statement and prospectus filed with the SEC on January 31, 2019.

Conference Call

As previously announced, STERIS management will host a conference call tomorrow, February 12, 2019 at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on February 12, 2019, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10127887 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Senior Director, Investor Relations and Corporate Communications

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

No Offer or Solicitation

This document is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2018. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the receipt of approval of STERIS’s shareholders of the redomiciliation transaction, (b) any regulatory or court approvals required for the redomiciliation transaction not being obtained on the terms expected or on the anticipated schedule, (c) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the redomiciliation transaction, (d) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the redomiciliation transaction, (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, if the redomiciliation transaction is consummated, changes in tax laws that would result in STERIS Ireland being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2018 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the

Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of the targeted restructuring plan will not be realized or will be other than anticipated, and (q) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

Additional Information and Where to Find It

In connection with the issuance of ordinary shares of STERIS Ireland to STERIS shareholders pursuant to the redomiciliation transaction, both companies have filed and will file relevant materials with the SEC, including a Registration Statement on Form S-4 that contains a prospectus of STERIS Ireland as well as a proxy statement of STERIS relating to the scheme of arrangement that forms a part of the redomiciliation transaction, which we refer to together as the Joint Proxy and Registration Statement on Form S-4.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY AND REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE REDOMICILIATION TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE REDOMICILIATION TRANSACTION, THE PARTIES TO THE REDOMICILIATION TRANSACTION AND THE RISKS ASSOCIATED WITH THE REDOMICILIATION TRANSACTION. Those documents, if and when filed, as well as STERIS’s and STERIS Ireland’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, at STERIS’s website at www.steris-ir.com or by contacting STERIS Investor Relations at 440-392-7245.

Participants in the Solicitation

STERIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Joint Proxy and Registration Statement on Form S-4. Information about the directors and executive officers of STERIS is set forth in its Annual Report on Form 10-K for the year ended March 31, 2018, which was filed with the SEC on May 30, 2018, and its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on June 5, 2018. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy and Registration Statement on Form S-4.

STERIS is organized under the laws of England and Wales. STERIS Ireland will be organized under the laws of Ireland. Some of the officers and directors of STERIS and STERIS IRELAND are or will be residents of countries other than the United States. As a result, it may not be possible to sue STERIS, STERIS Ireland or such persons in a non-US court for violations of U.S. securities laws. It may be difficult to compel STERIS, STERIS IRELAND and their respective affiliates to subject themselves to the jurisdiction and judgment of a U.S. court or for investors to enforce against them the judgments of U.S. courts.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$696,238	$661,900	$2,013,957	$1,904,023
Cost of revenues	400,145	383,683	1,164,150	1,103,642
Cost of revenues - Restructuring	9,096	—	9,096	—

Cost of revenues, net	409,241	383,683	1,173,246	1,103,642

Gross profit	286,997	278,217	840,711	800,381
Operating expenses:
Selling, general, and administrative	176,099	159,664	496,817	469,879
Research and development	15,167	15,195	47,160	43,173
Restructuring expense	26,147	78	26,147	156

Total operating expenses	217,413	174,937	570,124	513,208

Income from operations	69,584	103,280	270,587	287,173
Non-operating expense, net	11,824	11,344	34,517	33,636
Income tax (benefit) expense	9,334	(3,404)	39,871	35,538

Net income	$48,426	$95,340	$196,199	$217,999
Net income attributable to noncontrolling interest	568	559	893	682

Net income attributable to shareholders	$47,858	$94,781	$195,306	$217,317

Earnings per ordinary share (EPS) data:
Basic	$0.57	$1.12	$2.31	$2.55

Diluted	$0.56	$1.11	$2.28	$2.53

Cash dividends declared per share outstanding	$0.34	$0.31	$0.99	$0.90
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,540	85,004	84,587	85,097
Diluted number of shares outstanding	85,441	85,719	85,476	85,769

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	December 31,	March 31,
	2018	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$224,906	$201,534
Accounts receivable, net	509,859	528,066
Inventories, net	227,626	205,731
Other current assets	58,132	54,326

Total Current Assets	1,020,523	989,657
Property, plant, and equipment, net	989,044	1,010,524
Goodwill and intangible assets, net	2,945,214	3,160,764
Other assets	51,609	39,389

Total Assets	$5,006,390	$5,200,334

Liabilities and Equity
Current liabilities:
Accounts payable	$136,723	$135,866
Other current liabilities	261,296	262,596

Total Current Liabilities	398,019	398,462
Long-term debt	1,246,308	1,316,001
Other liabilities	249,756	268,571
Equity	3,112,307	3,217,300

Total Liabilities and Equity	$5,006,390	$5,200,334

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$338,264	$324,895	$951,779	$916,053
Healthcare Specialty Services	127,761	117,389	374,564	346,934
Life Sciences	93,451	90,895	275,571	261,291
Applied Sterilization Technologies	136,762	128,721	412,043	379,745

Total Segment Revenues	$696,238	$661,900	$2,013,957	$1,904,023

Segment Operating Income:
Healthcare Products	$82,820	$81,502	$217,011	$207,787
Healthcare Specialty Services	16,007	13,720	44,422	44,014
Life Sciences	33,129	31,245	96,260	89,418
Applied Sterilization Technologies	54,798	48,191	164,417	144,713

Total Reportable Segments	186,754	174,658	522,110	485,932
Corporate	(42,025)	(38,140)	(135,053)	(122,147)

Total Segment Operating Income	$144,729	$136,518	$387,057	$363,785
Less: Adjustments
Amortization of property “step up” to fair value	615	627	1,840	1,895
Amortization of acquired intangible assets	33,894	16,700	68,907	50,173
Acquisition and integration related charges	1,816	4,428	6,197	11,850
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(842)	—
Net loss (gain) on divestiture of businesses	(1,170)	11,405	(508)	12,538
Redomiciliation costs	4,747	—	5,633	—
Restructuring charges	35,243	78	35,243	156

Total operating income	$69,584	$103,280	$270,587	$287,173

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended
	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$196,199	$217,999
Non-cash items	185,750	148,345
Changes in operating assets and liabilities	(21,370)	(38,489)

Net cash provided by operating activities	360,579	327,855

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(113,236)	(113,511)
Proceeds from sale of property, plant, equipment and intangibles	5,563	2,094
Proceeds from the sale of businesses, net of cash divested	(196)	8,907
Purchases of investments	(4,955)	—
Acquisition of businesses, net of cash acquired	(13,313)	(46,323)
Other	(13,425)	—

Net cash used in investing activities	(139,562)	(148,833)

Financing Activities:
Payments on long-term obligations	(85,000)	(22,500)
Proceeds (payments) under credit facilities, net	35,416	(58,729)
Acquisition related deferred or contingent consideration	(1,277)	(2,064)
Deferred financing fees and debt issuance costs	(298)	(44)
Repurchases of shares	(56,254)	(43,851)
Cash dividends paid to shareholders	(83,750)	(76,633)
Stock option and other equity transactions, net	7,355	8,005

Net cash provided by financing activities	(183,808)	(195,816)
Effect of exchange rate changes on cash and cash equivalents	(13,837)	17,720

Increase in cash and cash equivalents	23,372	926
Cash and cash equivalents at beginning of period	201,534	282,918

Cash and cash equivalents at end of period	$224,906	$283,844

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Nine Months Ended
	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$360,579	$327,855
Purchases of property, plant, equipment, and intangibles, net	(113,236)	(113,511)
Proceeds from the sale of property, plant, equipment, and intangibles	5,563	2,094

Free Cash Flow	$252,906	$216,438

Twelve Months Ended
March 31,
2019
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$510,000
Purchases of property, plant, equipment, and intangibles, net	(180,000)

Free Cash Flow	$330,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2018	2017	2018	2017	2018	2018	2018	2018
Healthcare Products	$338,264	$324,895	$—	$(5,863)	$(1,807)	4.1%	6.0%	6.6%
Healthcare Specialty Services	127,761	117,389	—	—	(940)	8.8%	8.8%	9.6%
Life Sciences	93,451	90,895	—	—	(769)	2.8%	2.8%	3.7%
Applied Sterilization Technologies	136,762	128,721	—	—	(1,663)	6.2%	6.2%	7.5%

Total	$696,238	$661,900	$—	$(5,863)	$(5,179)	5.2%	6.1%	6.9%

	Nine months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2018	2017	2018	2017	2018	2018	2018	2018
Healthcare Products	$951,779	$916,053	$—	$(25,544)	$(1,516)	3.9%	6.9%	7.1%
Healthcare Specialty Services	374,564	346,934	—	—	861	8.0%	8.0%	7.7%
Life Sciences	275,571	261,291	—	—	217	5.5%	5.5%	5.4%
Applied Sterilization Technologies	412,043	379,745	—	—	2,054	8.5%	8.5%	8.0%

Total	$2,013,957	$1,904,023	$—	$(25,544)	$1,616	5.8%	7.2%	7.1%

	Three months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP	$286,997	$278,217	$69,584	$103,280	$47,858	$94,781	$0.56	$1.11
Adjustments:
Amortization of property “step up” to fair value	658	647	615	627
Amortization of acquired intangible assets	401	112	33,894	16,700
Acquisition and integration related charges	434	2,422	1,816	4,428
Net (gain) loss on divestiture of businesses	—	—	(1,170)	11,405
Restructuring charges	9,096	—	35,243	78
Redomiciliation costs	—	—	4,747	—
Net impact of adjustments after tax*					59,377	27,185
Impact from U.S. Tax Cuts and Jobs Act**					—	(25,680)
Net EPS impact							0.70	0.01

Adjusted	$297,586	$281,398	$144,729	$136,518	$107,235	$96,286	$1.26	$1.12

	Nine months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP	$840,711	$800,381	$270,587	$287,173	$195,306	$217,317	$2.28	$2.53
Adjustments:
Amortization of property “step up” to fair value	1,956	1,954	1,840	1,895
Amortization of acquired intangible assets	572	162	68,907	50,173
Acquisition and integration related charges	1,447	2,751	6,197	11,850
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(842)	—
Net (gain) loss on divestiture of businesses	—	—	(508)	12,538
Restructuring charges	9,096	—	35,243	156
Redomiciliation costs	—	—	5,633	—
Net impact of adjustments after tax*					91,190	58,145
Impact from U.S. Tax Cuts and Jobs Act**					—	(25,680)
Net EPS impact							1.07	0.38

Adjusted	$853,782	$805,248	$387,057	$363,785	$286,496	$249,782	$3.35	$2.91

*	The tax expense includes both the current and deferred income tax impact of the adjustments.
**	Represents the re-measurement of U.S. deferred tax balances and the related taxation of unremitted earnings of non-U.S. subsidiaries.

FY 2019 Outlook	Twelve Months Ended March 31, 2019
(Outlook)**
Net Income per diluted share	$3.44 - $3.54
Amortization of property “step up” to fair value	0.02
Amortization of acquired intangible assets	0.81
Acquisition and integration related charges	0.06
Restructuring charges	0.33
Redomiciliation costs	0.08

Adjusted net income per diluted share	$4.74 - $4.84

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Third Quarter Fiscal 2019

For Periods Ending December 31, 2018 and 2017

	FY 2019	FY 2018	FY 2019	FY 2018
Total Company Revenues	Q3	Q3	YTD	YTD
Consumables	$155,986	$147,516	$450,729	$436,619
Service	$368,599	$352,439	$1,092,869	$1,034,400

Total Recurring	$524,585	$499,955	$1,543,598	$1,471,019

Capital Equipment	$171,653	$161,945	$470,359	$433,004

Total Revenues	$696,238	$661,900	$2,013,957	$1,904,023

United Kingdom Revenues	$46,067	$50,902	$138,074	$158,211
United Kingdom Revenues as a % of Total	7%	8%	7%	8%
United States Revenues	$494,328	$465,228	$1,423,101	$1,334,895
United States Revenues as a % of Total	71%	70%	71%	70%
International Revenues	$155,843	$145,770	$452,782	$410,917
International Revenues as a % of Total	22%	22%	22%	22%

Segment Data	Q3	Q3	YTD	YTD
Healthcare Products
Revenues
Consumables	$107,451	$106,406	$309,545	$310,938
Service	87,633	84,293	258,148	245,919

Total Recurring	195,084	190,699	567,693	556,857

Capital Equipment	143,180	134,196	384,086	359,196

Total Healthcare Products Revenues	$338,264	$324,895	$951,779	$916,053

Segment Operating Income	82,820	81,502	217,011	207,787

Healthcare Specialty Services
Healthcare Services Revenues	$127,761	$117,389	$374,564	$346,934

Segment Operating Income	16,007	13,720	44,422	44,014

Life Sciences
Revenues
Consumables	$41,157	$37,875	$119,844	$113,833
Service	28,931	27,683	83,438	80,365

Total Recurring	70,088	65,558	203,282	194,198

Capital Equipment	23,363	25,337	72,289	67,093

Total Life Sciences Revenues	$93,451	$90,895	$275,571	$261,291

Segment Operating Income	33,129	31,245	96,260	89,418

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$136,762	$128,721	$412,043	$379,745

Segment Operating Income	$54,798	$48,191	$164,417	$144,713
Corporate
Operating Loss	$(42,025)	$(38,140)	$(135,053)	$(122,147)

Other Data	Q3	Q3	YTD	YTD
Healthcare Products Backlog	$215,672	$158,874	n/a	n/a
Life Sciences Backlog	62,368	67,143	n/a	n/a

Total Backlog	$278,040	$226,017	n/a	n/a

GAAP Income Tax Rate	16.2%	-3.7%	16.9%	14.0%
Adjusted Income Tax Rate	18.9%	22.6%	18.5%	24.1%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.